Exhibit 99.1

GeoMet Announces Preliminary Financial and Operating Results for the Quarter and Year Ended December 31, 2010

Additional Information on Estimated Natural Gas Reserves and

12b-25 Filing

Houston, Texas— March 30, 2011-GeoMet, Inc. (NASDAQ: GMET) (“GeoMet” or the “Company”) today announced its Preliminary financial and operating results for the quarter and year ended December 31, 2010 as well as additional information on its estimated natural gas reserves.

J. Darby Seré, GeoMet’s Chairman and Chief Executive Officer, had the following comments, “After no drilling in 2009 and adding only three wells to sales in the first half of 2010, the Company has begun to grow again. Adjusted Net Income and Adjusted EBITDA are up significantly over the prior year on both a quarterly and full year basis driven primarily by reduced costs. Estimated proved natural gas reserves increased in 2010 and gas sales volumes have increased for three consecutive quarters. We ramped up our drilling activity in the second half of 2010 and expect this higher level of activity to continue. We expect growth in production to accelerate over the next few years.”

Preliminary Fourth Quarter 2010 Financial and Operating Results

For the quarter ended December 31, 2010, GeoMet reported a net loss available to common stockholders of $4.7 million, or $0.12 per fully diluted share. Included in net loss available to common stockholders was a $3.8 million, or $0.10 per fully diluted share, pre-tax, non-cash, mark-to-market loss on natural gas derivative contracts. Also included in net loss available to common stockholders was a $3.8 million, or $0.10 per fully diluted share, pre-tax, non-cash, unrealized loss from the change in fair value of the embedded derivative liability associated with our Series A Convertible Redeemable Preferred Stock. The Company received net cash payments of $3.5 million from the settlement of natural gas derivative contracts during the quarter.

For the quarter ended December 31, 2009, GeoMet reported a net loss available to common stockholders of $11.7 million, or $0.30 per fully diluted share. Included in the net loss available to common stockholders for the quarter ended December 31, 2009 was a $20.8 million, or $0.53 per fully diluted share, pre-tax, non-cash impairment to the Company’s natural gas properties and a $1.5 million, or $0.04 per fully diluted share, pre-tax, non-cash, mark-to-market gain on natural gas derivative contracts. The non-cash impairment to the Company’s natural gas properties recorded for the quarter ended December 31, 2009 was solely due to the application of the new SEC rules that became effective December 31, 2009. The Company received net cash payments of $2.1 million from the settlement of natural gas derivative contracts during the prior year quarter.

Adjusted Net Income for the quarter was $1.7 million as compared to $0.2 million in the prior year quarter. Adjusted Net Income (Loss) is a non-GAAP financial measure. See the accompanying table for a reconciliation of Adjusted Net Income (Loss) to Net (Loss) Income Available to Common Stockholders.

Adjusted EBITDA for the quarter increased to $5.7 million from $4.9 million in the prior year quarter. Adjusted EBITDA is a non-GAAP financial measure. See the accompanying table for a reconciliation of Adjusted EBITDA to Net (Loss) Income Available to Common Stockholders.

Gas sales for the quarter were $7.3 million as compared to gas sales of $7.9 million in the prior year quarter. The average natural gas price during the quarter was $3.90 per Mcf as compared to $4.26 per Mcf in the prior year quarter. The average natural gas price, adjusted for realized gains on natural gas derivative contracts, was $5.78 per Mcf during the fourth quarter of 2010 versus $5.37 per Mcf for the prior year quarter.

Average net gas sales volumes for the quarter ended December 31, 2010 were 20.3 MMcf per day, an approximate 1% increase from the prior year quarter.

Capital expenditures for the quarter ended December 31, 2010 were $5.1 million as compared to $1.5 million for the prior year quarter.

Preliminary Year-End 2010 Financial and Operating Results

For the year ended December 31, 2010, GeoMet reported net income available to common stockholders of $3.8 million, or $0.10 per fully diluted share. Included in net income available to common stockholders was a $5.9 million, or $0.15 per fully diluted share, pre-tax, non-cash, mark-to-market gain on natural gas derivative contracts. Also included in net income available to common stockholders was a $2.2 million, or $0.06 per fully diluted share, pre-tax, non-cash, unrealized loss from the change in fair value of the embedded derivative liability associated with our Series A Convertible Redeemable Preferred Stock. Net income available to common stockholders for the year was reduced by $1.4 million, or $0.04 per fully diluted share, from a non-recurring charge relating to a terminated financing transaction and a terminated effort to sell certain natural gas properties. The Company received net cash payments of $9.0 million from the settlement of natural gas derivative contracts during 2010.

For the year ended December 31, 2009, GeoMet reported a net loss available to common stockholders of $167.1 million, or $4.28 per fully diluted share. Included in the net loss available to common stockholders for the year ended December 31, 2009 was a $257.3 million, or $6.58 per fully diluted share, pre-tax, non-cash impairment to the Company’s natural gas properties and a $4.0 million, or $0.10 per fully diluted share, pre-tax, non-cash, mark-to-market loss on natural gas derivative contracts. $20.8 million of the non-cash impairment to the Company’s natural gas properties recorded was solely due to the application of the new SEC rules that became effective December 31, 2009. The Company received net cash payments of $10.7 million from the settlement of natural gas derivative contracts during 2009.

Adjusted Net Income for the year ended December 31, 2010 was $4.3 million as compared to Adjusted Net Loss of $2.3 million in the prior year. Adjusted Net Income (Loss) is a non-GAAP financial measure. See the accompanying table for a reconciliation of Adjusted Net Income (Loss) to Net (Loss) Income Available to Common Stockholders.

Adjusted EBITDA for the year ended December 31, 2010 increased to $19.8 million from $14.4 million in the prior year. Adjusted EBITDA for the current year included the impact of a $1.4 million, or $0.04 per fully diluted share, non-recurring charge related to a terminated financing transaction and a terminated effort to sell certain natural gas properties. Adjusted EBITDA is a non-GAAP financial measure. See the accompanying table for a reconciliation of Adjusted EBITDA to Net (Loss) Income Available to Common Stockholders.

Gas sales for the year ended December 31, 2010 were $33.1 million as compared to gas sales of $30.6 million in the prior year. The average natural gas price during the year ended December 31, 2010 was $4.49 per Mcf as compared to $4.05 per Mcf in the prior year. The average natural gas price, adjusted for realized gains on natural gas derivative contracts, was $5.72 per Mcf during the year ended December 31, 2010 versus $5.47 per Mcf in the prior year.

Average net gas sales volumes for the year ended December 31, 2010 were 20.2 MMcf per day, a 2.5% decrease from the prior year.

Capital expenditures for the year ended December 31, 2010 were $13.5 million as compared to $9.3 million in the prior year.

Additional Information on Estimated Natural Gas Reserves

As previously reported, the Company’s estimated proved natural gas reserves as of December 31, 2010, prepared in accordance with SEC guidelines and using a natural gas price of $4.49 per Mcf, were approximately 216 Bcf with a present value of future net cash flows before income taxes from such reserves of approximately $126 million.

Using a sensitivity gas price based on a recent NYMEX natural gas forward curve, adjusted for the Company’s current hedge position and historical location differentials, with all other assumptions unchanged, these reserves at December 31, 2010 would have been approximately 229 Bcf with a present value of future cash flows before income taxes from such reserves of approximately $225 million. The NYMEX forward price curve used for this projection averaged $5.31 per Mcf for the first five year period and $6.26 per Mcf for the second five year period. The tenth year price of $6.66 per Mcf was held constant thereafter.

12b-25 Filing

The Company will not file its 2010 Annual Report on Form 10-K by the March 31, 2011 deadline because of a routine review of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and its quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2010 that is underway by the Division of Corporate Finance of the SEC. The SEC inquired as to the ultimate realization of the Company’s Deferred Tax Assets. We are continuing to work with the SEC on our position with regard to our Deferred Tax Assets. The Company will file for an automatic fifteen-day extension for the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and will file the report as soon as practicable within the fifteen-day extension period ending April 15, 2011.

At this time, it is premature to conclude as to the impact, if any, from our ultimate resolution of the outstanding issue regarding our Deferred Tax Assets; however, assuming we determine to record a non-cash full valuation allowance of $51.8 million on our Deferred Tax Assets in the consolidated financial statements for the year ended December 31, 2009, such an adjustment would not have any impact on our Operations, Operating Income, Pretax Income (loss), cash flows, liquidity or our ability to use the Deferred Tax Assets to reduce income taxes in the future. Recording a non-cash valuation allowance on our Deferred Tax Assets in 2009 would reduce shareholders’ equity, net income and earnings per share initially and thereafter have a tendency to increase net income, earnings per share and shareholders’ equity going forward as the temporary tax differences reverse. For example, if a non-cash full valuation allowance on our Deferred Tax Assets were made in 2009, 2010 deferred income tax expense would decrease and 2010 net income would increase by $5.7 million as compared to the preliminary results. In addition, Adjusted EBITDA for 2009 and 2010 and Adjusted Net Loss for 2009 would be unchanged.

Forward-Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for statements of historical facts, all statements included in the document, including those preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on such words are forward-looking statements. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are volatility of future natural gas prices, which have been depressed recently, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. GeoMet undertakes no duty to update or revise these forward-looking statements.

Conference Call Information

GeoMet will hold its quarterly conference call to discuss the preliminary results for the quarter and year ended December 31, 2010 on April 4, 2011 at 10:30 a.m. Central Time. To participate, dial (877) 780-3381 and reference GeoMet, Inc. conference ID 6522117 The call will also be broadcast over the Internet from the Company’s website at www.geometinc.com. A replay of the conference call will be available for replay through April 15, 2011. The replay dial in number is (888) 203-1112 Pass code 6522117.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”) and non-conventional shallow gas. Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com) or visit our website at www.geometinc.com.

GEOMET, INC.

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues:
Gas sales	$7,289	$7,913	$33,074	$30,597
Operating fees and other	65	95	287	367

Total revenues	7,354	8,008	33,361	30,964

Expenses:
Total production expenses	4,032	4,106	16,730	20,125
Depreciation, depletion and amortization	1,640	1,842	6,296	12,030
Impairment of gas properties	—	20,848	—	257,288
General and administrative	1,368	1,343	5,367	8,349
Terminated transaction costs	—	—	1,403	—
Realized gains on derivative contracts	(3,510)	(2,068)	(9,006)	(10,694)
Unrealized losses (gains) on derivative contracts	3,815	(1,530)	(5,950)	3,995

Total operating expenses	7,345	24,541	14,840	291,093
Operating income (loss)	9	(16,533)	18,521	(260,129)
Unrealized loss from change in fair value of derivative liability	(3,760)	—	(2,164)	—
Other expenses & interest, net	(978)	(1,393)	(5,158)	(5,147)

(Loss) income before income taxes	(4,729)	(17,926)	11,199	(265,276)
Income tax benefit (expense)	1,729	6,247	(5,407)	98,142

Net (loss) income	$(3,000)	$(11,679)	$5,792	$(167,134)

Accretion of preferred stock	(424)	—	(498)	—
Paid-in-kind dividends	(1,251)	—	(1,487)	—

Net (loss) income available to common stockholders	$(4,675)	$(11,679)	$3,807	$(167,134)

(Loss) income per share:
Basic	$(0.12)	$(0.30)	$0.10	$(4.28)

Diluted	$(0.12)	$(0.30)	$0.10	$(4.28)

Weighted average number of common shares:
Basic	39,466	39,148	39,298	39,085

Diluted	39,466	39,148	39,299	39,085

GEOMET, INC.

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$537	$974
Accounts receivable	2,600	2,909
Inventory	1,002	2,132
Derivative asset – natural gas hedges	7,088	2,564
Other current assets	952	475

Total current assets	12,179	9,054

Property and equipment – net	106,087	98,698

Other noncurrent assets:
Derivative asset – natural gas hedges	2,187	761
Deferred income taxes	48,203	51,805
Other	1,430	610

Total other noncurrent assets	51,820	53,176

TOTAL ASSETS	$170,086	$160,928

LIABILITIES, MEZZANINE AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,950	$5,170
Accrued liabilities	2,306	2,808
Deferred income taxes	2,207	157
Derivative liability – interest rate swaps	5	724
Asset retirement liability	33	108
Current portion of long-term debt	133	122

Total current liabilities	10,634	9,089

Long-term debt	80,863	119,996
Asset retirement liability	5,466	4,862
Other long-term accrued liabilities	41	73

TOTAL LIABILITIES	97,004	134,020

Mezzanine equity:
Series A Convertible Redeemable Preferred Stock	22,074	—

Stockholders’ equity	51,008	26,908

TOTAL LIABILITIES, MEZZANINE AND STOCKHOLDERS’ EQUITY	$170,086	$160,928

GEOMET, INC.

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2010	2009
Net cash provided by operating activities	$16,023	$8,518
Net cash used in investing activities	(12,185)	(12,696)
Net cash (used in) provided by financing activities (1)	(4,292)	2,888
Effect of exchange rates changes on cash	17	167

Decrease in cash and cash equivalents	(437)	(1,123)
Cash and cash equivalents at beginning of period	974	2,097

Cash and cash equivalents at end of period	$537	$974

(1)	On September 14, 2010, the Company issued and sold 4,000,000 shares of Series A Convertible Redeemable Preferred Stock, par value $0.001 per share, at a price of $10.00 per share. After paying transaction fees and expenses, the Company used the net proceeds of approximately $37.2 million to reduce outstanding bank debt.

GEOMET, INC.

OPERATING STATISTICS

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net sales volumes (MMcf)	1,869	1,858	7,359	7,549
Per Mcf data ($/Mcf):
Average natural gas sales price	$3.90	$4.26	$4.49	$4.05
Differential to NYMEX (1)	$0.09	$0.09	$0.10	$0.07
Average natural gas sales price realized (2)	$5.78	$5.37	$5.72	$5.47
Adjusted lease operating expense (3)(4)	$1.43	$1.47	$1.53	$1.80
Compression expenses	$0.36	$0.35	$0.39	$0.44
Transportation expense	$0.17	$0.17	$0.17	$0.22
Production taxes	$0.16	$0.17	$0.14	$0.16
Total production expenses, as adjusted (3)	$2.12	$2.16	$2.23	$2.62
Depletion	$0.82	$0.92	$0.79	$1.51

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
POND CREEK FIELD
Net sales volumes (MMcf)	1,360	1,306	5,322	5,226
Per Mcf data ($/Mcf):
Adjusted lease operating expense (3)(4)	$1.09	$1.37	$1.21	$1.38
Compression expense	$0.34	$0.32	$0.38	$0.36
Transportation expense	$0.23	$0.24	$0.24	$0.31
Production taxes	$0.16	$0.15	$0.16	$0.13
Total production expenses, as adjusted (3)	$1.82	$2.08	$1.99	$2.18

GURNEE FIELD
Net sales volumes (MMcf)	462	498	1,858	2,118
Per Mcf data ($/Mcf):
Adjusted lease operating expense (3)(4)	$2.40	$1.39	$2.21	$2.29
Compression expense	$0.39	$0.28	$0.40	$0.49
Production taxes (5)	$0.16	$0.25	$0.08	$0.23
Total production expenses, as adjusted (3)	$2.95	$1.92	$2.69	$3.01

(1)	The difference between the average natural gas price for the period, before the impact of gains and losses on natural gas derivative contracts, and the final average settlement price for natural gas contracts on the New York Mercantile Exchange (“NYMEX”) for each month during the applicable period weighted by gas sales volumes.
(2)	Average realized price includes the effects of realized gains on natural gas derivative contracts.
(3)	Produced water disposal fees are recorded in revenues on the Statement of Operations. Lease operating expense per Mcf has been adjusted for produced water disposal fees because the fees serve to offset operating expenses. See Reconciliation of Adjusted Lease Operating Expense.
(4)	The decrease in adjusted lease operating expense from the prior year is primarily due to the continued success of a company-wide cost reduction strategy implemented in April 2009.
(5)	The decreases in production taxes per Mcf for the three months and year ended December 31, 2010 were due to refunds received in March and August 2010 for production taxes related to our Gurnee field.

GEOMET, INC.

CONSOLIDATED INTEREST RATE SWAPS AND

NATURAL GAS DERIVATIVE CONTRACT POSITIONS

At December 31, 2010, the Company had the following natural gas collar positions:

Period	Volume (MMBtu)	Sold Ceiling	Bought Floor
January through March 2011	360,000	$7.45	$6.50

At December 31, 2010, the Company had the following natural gas swap positions:

Period	Volume (MMBtu)	Price
January through March 2011	360,000	$6.67
January through March 2011	540,000	$7.27
April through October 2011	856,000	$6.37
April through October 2011	856,000	$5.37
April through October 2011	856,000	$5.43
November 2011 through March 2012	608,000	$7.12
November 2011 through March 2012	608,000	$6.12
November 2011 through March 2012	912,000	$5.08
April through October 2012	856,000	$5.73
April through October 2012	1,712,000	$4.94
November 2012 through March 2013	604,000	$6.42
November 2012 through March 2013	906,000	$5.50

	9,674,000

In January 2011, we agreed to sell gross volumes of 16,000 MMBtu/day of natural gas from our Pond Creek field for the period February 2011 through March 2012 through a forward physical sale contract with our existing purchaser at a price equal to the last day settlement price for the NYMEX contract for the month of sale plus $0.15, $0.115, and $0.13 for the periods February 2011 through March 2011, April 2011 through October 2011, and November 2011 through March 2012, respectively. Additionally, we fixed the NYMEX settle on a portion of the aforementioned forward sale as follows:

Period	Volume (MMBtu)	Fixed Price	Gross Sale
April through October 2011	856,000	$4.915	$4,207,240
November 2011 through March 2012	456,000	$5.330	2,430,480

	1,312,000		$6,637,720

The remaining volumes giving effect for the fixed amounts denoted above are as follows:

Period	Volume (MMBtu)	Fixed Basis
February through March 2011	944,000	$0.150
April through October 2011	2,568,000	$0.115
November 2011 through March 2012	1,976,000	$0.130

	5,488,000

At December 31, 2010, the Company had the following interest rate swap positions:

Description	Effective date	Maturity date	Fixed rate (1)	Notional amount
Floating-to-fixed swap	1/6/2009	1/6/2011	1.38%	$5,000,000

(1)	The floating rate paid by the counterparty is the British Bankers’ Association LIBOR rate.

GEOMET, INC.

PRELIMINARY RECONCILIATION OF ADJUSTED EBITDA TO

NET (LOSS) INCOME AVAILABLE TO COMMON STOCKHOLDERS

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net (loss) income available to common stockholders	$(4,675)	$(11,679)	$3,807	$(167,134)
Add: Accretion of preferred stock	424	—	498	—
Add: Paid-in-kind dividends	1,251	—	1,487	—
Add: Interest expense, net of interest income and amounts capitalized	984	1,380	5,124	5,146
(Deduct) Add: Other (income) expense	(6)	13	34	1
(Deduct) Add: Income tax (benefit) expense	(1,729)	(6,247)	5,407	(98,142)
Add : Depreciation, depletion and amortization	1,640	1,842	6,296	12,030
Add: Impairment of gas properties	—	20,848	—	257,288
Add (Deduct): Unrealized losses (gains) on derivative contracts	3,815	(1,530)	(5,950)	3,995
Add: Unrealized loss from change in fair value of derivative liability – Series A Convertible Redeemable Preferred Stock	3,760	—	2,164	—
Add: Stock based compensation	108	131	411	793
Add: Accretion expense	120	108	484	432

Adjusted EBITDA	$5,692	$4,866	$19,762	$14,409

The table above reconciles net (loss) income available to common stockholders to Adjusted EBITDA. Adjusted EBITDA is defined as net (loss) income available to common stockholders before net interest expense, other non-operating income, income taxes, depreciation, depletion and amortization before unrealized losses (gains) on derivative contracts, stock-based compensation and accretion expense. Although Adjusted EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America (GAAP), management believes that it is useful to GeoMet and to an investor in evaluating our company because it is a widely used measure to evaluate a company’s operating performance. Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that effect net income and operating income and these measures may vary among companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

GEOMET, INC.

PRELIMINARY RECONCILIATION OF ADJUSTED NET INCOME (LOSS) TO

NET (LOSS) INCOME AVAILABLE TO COMMON STOCKHOLDERS

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net (loss) income available to common stockholders	$(4,675)	$(11,679)	$3,807	$(167,134)
Accretion of preferred stock	424	—	498	—
Paid-in-kind dividends	1,251	—	1,487	—
Impairment of gas properties	—	20,848	—	257,288
Unrealized losses (gains) on derivative contracts, net of tax	3,815	(1,530)	(5,950)	3,995
Unrealized loss from change in fair value of derivative liability – Series A Convertible Redeemable Preferred Stock	3,760	—	2,164	—
Accelerated Depletion – Canada	—	—	—	2,742
Terminated transaction costs	—	—	1,403	—
Effect of income taxes	(2,894)	(7,444)	910	(99,154)

Adjusted Net Income (Loss)	$1,681	$195	$4,319	$(2,263)

The table above reconciles net (loss) income available to common stockholders to Adjusted Net Income (Loss). Adjusted Net Income (Loss) is calculated by eliminating unrealized losses (gains) on derivative contracts from net (loss) income available to common stockholders, impairments to our gas properties, terminated transaction costs, and their related tax effects to arrive at Adjusted Net Income (Loss). The tax effects are determined by calculating the tax provision for GAAP net (loss) income available to common stockholders and comparing the results to the tax provision for Adjusted Net Income (Loss), which excludes the adjusting items. The difference in the tax provision calculations represents the effect of income taxes. The calculation is performed at the end of each quarter and, as a result, the tax rates for each discrete period are different. Although Adjusted Net Income (Loss) is a non-GAAP financial measure, we believe it is useful information for investors because the unrealized losses (gains) relate to derivative contracts that hedge our production in future months. The gains or losses associated with derivative contracts that hedge current production are recognized in net (loss) income available to common stockholders and are not eliminated in determining Adjusted Net Income (Loss). The adjustment better matches gains or losses on derivative contracts with the period when the underlying hedged production occurs. Adjusted Net Income (Loss) should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted Net Income (Loss) excludes some, but not all, items that effect net income and operating income and these measures may vary among companies. Therefore, our Adjusted Net Income (Loss) may not be comparable to similarly titled measures of other companies.

GEOMET, INC.

PRELIMINARY RECONCILIATION OF ADJUSTED LEASE OPERATING EXPENSE

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Lease operating expense	$2,746	$2,822	$11,544	$13,935
Deduct: Produced water disposal fees	65	95	288	367

Adjusted lease operating expense	$2,681	$2,727	$11,256	$13,568

The table above reconciles lease operating expense to adjusted lease operating expense. Adjusted lease operating expense is calculated by eliminating the produced water disposal fees from lease operating expense to arrive at adjusted lease operating expense. Although adjusted lease operating expense is a non-GAAP financial measure, we believe it is useful information for investors because produced water disposal fees are recorded as operating fees and other on the Statement of Operations. Lease operating costs per Mcf are adjusted for produced water disposal fees because the fees serve to offset operating expenses. The adjustment better matches lease operating expense with the natural gas sales revenues it is associated with.